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EXHIBIT 99.1

  INNOVATION HOLDINGS, INC. ELIMINATES IN EXCESS OF $11,000,000 IN DEBT AS IT
                BANKRUPTS, FORMER SUBSIDIARY CENTURY MEDIA, INC.


         Sherman Oaks, California September 28, 2005 - Innovation Holdings (OTCBB: IVHN.PK.) reported in a Form 8-K filed with the Securities and Exchange Commission, that its bottom line has been radically improved by the elimination of in excess of $11,000,000 in debt incurred by its former subsidiary, Century Media, Inc. which it had originally acquired on August 13, 2001.

         Dennis H. Johnston, Innovation Holding's Chief Executive Officer, said that, on July 10, 2005, its board of directors decided that the Company would file Chapter 7 proceedings for Century Media, Inc. "As a result of this filing, a majority of the Company's ("IVHN") debt will be eliminated in the upcoming audit, and the Company ("IVHN") can now proceed with its business plan as noted in previous filings. Innovation Holdings is now in a much stronger position to enter into serious negotiations with potential merger and acquisition candidates having eliminated in excess of $11,000,000 in debt from its balance sheet," Johnston declared.

About Innovative Holdings, Inc.
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Innovation Holdings, Inc. operates as a direct marketing, direct response, and media enterprise. It provides direct market services and media buying for its clients; and their products and services through television, radio, Internet, print and more. The Company is currently in the process of preparing fully audited financial statements in anticipation of finding a merger candidate with significant earnings. Several companies have expressed interest in reverse merger acquisitions and Innovation Holding's management is currently in the due diligence process with several of these candidates. This process should enable the Company to re-emerge as a profitable entity going forward.

The foregoing release may contain forward-looking statements. For this purpose any statements contained in this press release that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the forgoing words such as, "may", "will", "expect", "believe", "anticipate", "estimate", or "continue", or" comparable terminology are intended to identify forward looking statements. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors.